Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 19th day of May, 2023, by and between AG Twin Brook BDC, Inc. (the “Target Fund”), a Delaware corporation with its principal place of business at 245 Park Avenue, 26th Floor, New York, New York 10167, and AG Twin Brook Capital Income Fund (the “Surviving Fund”), a Delaware statutory trust with its principal place of business at 245 Park Avenue, 26th Floor, New York, New York 10167.
WHEREAS, each of the Target Fund and the Surviving Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Target Fund owns securities that are of the character in which the Surviving Fund is permitted to invest;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and pursuant to the laws of the State of Delaware, the Target Fund will merge with and into the Surviving Fund, and each share of common stock, par value $0.001 per share, of the Target Fund (the “Target Fund Common Shares”) will be converted into the right to receive an amount in cash equal to the Target Fund Per Share NAV as provided herein, all upon the terms and conditions set forth in this Agreement (the “Merger”);
WHEREAS, the Board of Trustees of the Surviving Fund (the “Surviving Fund Board”), including a majority of trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act), has determined, among other things, with respect to the Surviving Fund, that this Agreement and the terms of the Merger are in the best interests of the Surviving Fund and will not result in the dilution of the interests of any its shareholders; and
WHEREAS, the Board of Directors of the Target Fund (the “Target Fund Board”), including a majority of directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act), has determined, among other things, with respect to the Target Fund, that this Agreement and the terms of the Merger are in the best interests of the Target Fund and will not result in the dilution of the interests of any its shareholders.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, covenant and agree as follows:
1DEFINITIONS
1.1     Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
1.2    Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Location
1933 Act	3.1(c)
1934 Act	3.1(c)
1940 Act	Recitals
Acceptable Confidentiality Agreement	4.11(a)
Adverse Recommendation Change	4.11(c)
Agreement	Preamble
Alternative Acquisition Agreement	4.10
BDC	Recitals
Certificate of Merger	2.1(e)
Closing	2.4
Closing Date	2.4
Closing Target Fund Net Asset Value	2.2
Code	2.5
Determination Date	2.2
Effective Time	2.1(e)
GAAP	3.1(j)
Investments	3.2(l)
IRS	3.1(j)
Merger	Recitals
Notice of a Superior Proposal	4.11(c)(i)
Notice Period	4.11(c)(ii)
Proxy Statement	3.1(i)
Representatives	3.2(q)
RIC	3.1(k)
Target Fund	Preamble
Target Fund Board	Recitals
Target Fund Common Shares	Recitals
Target Fund Recommendation	3.2(e)
Target Fund Requisite Vote	7.4
Target Fund Shareholder Meeting	4.2(a)
Termination Fee	11.5(a)(i)
SEC	3.1(b)
Surviving Fund	Preamble
Surviving Fund A&R Declaration of Trust	2.1(c)
Surviving Fund Board	Recitals
Surviving Fund Bylaws	2.1(c)
Surviving Fund Recommendation	3.1(e)
Surviving Fund Requisite Vote	7.4
Surviving Fund Shareholder Meeting	4.2(a)

2BASIC TRANSACTION
2.1    The Merger. Subject to the terms and conditions hereof and on the basis of the representations and warranties contained herein, and in accordance with the laws of the State of Delaware, at the Effective Time (as defined in Section 2.1(e)), the Target Fund shall be merged with and into the Surviving Fund in accordance with applicable law. The separate existence of the Surviving Fund shall continue unaffected and unimpaired by the Merger and it shall be governed by the laws of the State of Delaware.
(a)    At the Effective Time, as a result of the Merger and without any action on the part of the shareholders of the Target Fund or the shareholders of the Surviving Fund:
i.each Target Fund Common Share outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Target Fund Per Share NAV, without interest; and
ii.all Target Fund Common Shares will no longer be outstanding and all Target Fund Common Shares will be cancelled and retired and will cease to exist.
(b)    The Target Fund Per Share NAV shall be appropriately adjusted (to the extent not already taken into account in determining the Closing Target Fund Net Asset Value) if, between the Determination Date and the Effective Time, the outstanding Target Fund Common Shares have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities has been authorized and declared with a record date within such period, as permitted by this Agreement.
(c)    The Amended and Restated Agreement and Declaration of Trust of the Surviving Fund as in effect immediately prior to the Effective Time shall be the Amended and Restated Agreement and Declaration of Trust of the Surviving Fund (the “Surviving Fund A&R Declaration of Trust”), unless and until amended in accordance with its terms and applicable law. The bylaws of the Surviving Fund as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Fund (the “Surviving Fund Bylaws”), unless and until amended in accordance with its terms and applicable law.
(d)    At the Effective Time, the Surviving Fund shall continue in existence, and, without further act or deed and in accordance with applicable law, shall succeed to and possess all of the rights, privileges and powers of the Target Fund, and all of the assets and property of whatever kind and character of the Target Fund shall vest in the Surviving Fund without further act or deed and in accordance with applicable law. The Surviving Fund shall be liable for all of the known and unknown liabilities and obligations of the Target Fund, and any claim or judgment against the Target Fund may be enforced against the Surviving Fund in accordance with applicable law.
(e)    Upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing, as applicable, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware. The Merger shall become effective at such date and time as the Surviving Fund and the Target Fund shall agree and specify in the Certificate of Merger (the “Effective Time”).
(f)    On the Closing Date and in connection with the Closing, the Surviving Fund will satisfy the Target Fund’s obligations under the agreements specified on Schedule A-1.
2.2    Net Asset Value Calculation. The Target Fund shall deliver to the Surviving Fund a calculation of the net asset value of the Target Fund as of a date mutually agreed between the Surviving Fund and the Target Fund, such date to be no earlier than forty-eight hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by the Target Fund in preparing the calculation of the net asset value per share of the Target Fund Common Shares (with an accrual for any dividend declared by the Target Fund and not yet paid) (the “Closing Target Fund Net Asset Value”); provided, that the Target Fund shall update the calculation of the Closing Target Fund Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing Target Fund Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing Target Fund Net Asset Value is determined within forty-eight hours (excluding Sundays and holidays) prior to the Effective Time; provided, further, that the Target Fund Board shall be required to approve, and the Chief Executive Officer, Chief Financial Officer or President (or any Vice President) of the Target Fund shall certify in writing to the Surviving Fund, the calculation of the Closing Target Fund Net Asset Value.
2.3    Reporting. Any reporting responsibility of the Target Fund is and shall remain the responsibility of the Target Fund up to the Closing Date.
2.4    Actions at Closing. At the closing of the transactions contemplated by this Agreement (the “Closing”) on the date mutually agreed to by the parties (the “Closing Date”), (i) the Target Fund will deliver to the Surviving Fund the various certificates and documents referred to in Section 6.1 below, (ii) the Surviving Fund will deliver to the Target Fund the various certificates and documents referred to in Section 5.1 below, and (iii) the Surviving Fund will make any filings or recordings required by Delaware law in connection with the Merger, including the filing of the Certificate of Merger.
2.5    Withholding Rights. The Surviving Fund and its agents or affiliates, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of Target Fund Common Shares such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of Target Fund Common Shares.
3REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of the Surviving Fund. The Surviving Fund represents and warrants to the Target Fund that the statements contained in this Section 3.1 are correct and complete in all material respects as of the execution of this Agreement. The Surviving Fund represents and warrants to, and agrees with, the Target Fund that:
(a)    The Surviving Fund is a statutory trust duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware, has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement.
(b)    The Surviving Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act and such election has not been revoked or rescinded and is in full force and effect. From the inception of its operations to the date hereof, the Surviving Fund has been in compliance in all material respects with the applicable provisions of the 1940 Act and the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), except as previously disclosed in writing to the Target Fund.

(c)    No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Surviving Fund of the transactions contemplated herein, except (i) such as have been obtained or will be obtained under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, and (ii) such as may be required by state securities laws.
(d)    The Surviving Fund is not, and the execution, delivery and performance of this Agreement by the Surviving Fund will not result, in violation of the laws of the State of Delaware or of the Surviving Fund A&R Declaration of Trust or the Surviving Fund Bylaws, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Surviving Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Surviving Fund will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Surviving Fund is a party or by which it is bound.
(e)    The Surviving Fund has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Surviving Fund Board, and this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto. The Surviving Fund Board, by resolutions duly adopted by a unanimous vote at a meeting of all trustees of the Surviving Fund duly called and held or by unanimous written consent and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the terms of the Merger are in the best interests of the Surviving Fund and will not result in the dilution of the interests of any its shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Surviving Fund’s shareholders for adoption at the Surviving Fund Shareholder Meeting; and (iv) resolved to recommend that the Surviving Fund’s shareholders approve the Surviving Fund Matters (such recommendation, the “Surviving Fund Recommendation”).
(f)    No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Surviving Fund or any properties or assets held by it. The Surviving Fund knows of no facts that might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
(g)    The Surviving Fund has or will have, prior to the Effective Time, sufficient funds to pay the aggregate consideration contemplated by this Agreement.
(h)    No agent, broker, finder or investment or commercial banker, or other person or firm engaged by or acting on behalf of Surviving Fund in connection with the negotiation, execution or performance of this Agreement or any other agreement contemplated hereby, or the consummation of the transactions contemplated hereby, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of the consummation of such transactions.
(i)    A proxy statement will be or will have been filed with the SEC in connection with the transactions contemplated hereby, and any supplement or amendment thereto or to the documents therein (as amended, the “Proxy Statement”), on the effective date of the Proxy Statement, at the time of the Target Fund Shareholder Meeting and the Surviving Fund Shareholder Meeting and at the Closing Date, insofar as it relates to the Surviving Fund (i) shall have complied or will comply in all material respects with the provisions of the 1934 Act and the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this Section 3.1(i) shall not apply to statements in, or omissions from, the Proxy Statement made in reliance upon and in conformity with information furnished by the Target Fund for use in the Proxy Statement.
(j)    The Surviving Fund has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid or made provision for the payment of all material Taxes shown thereon as arising, and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith and have been adequately reserved against under U.S. generally accepted accounting principles (“GAAP”). No material Tax Return of the Surviving Fund is currently under examination by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Surviving Fund for which the Surviving Fund does not have reserves that are adequate under GAAP.
(k)    The Surviving Fund will make a valid election to be treated as a regulated investment company (a “RIC”) under the Code, effective for its taxable year ending on December 31, 2023, and the Surviving Fund intends to continue to qualify annually thereafter for treatment as a RIC under the Code.
3.2    Representations and Warranties of the Target Fund. The Target Fund represents and warrants to the Surviving Fund that the statements contained in this Section 3.2 are correct and complete in all material respects as of the execution of this Agreement. The Target Fund represents and warrants to, and agrees with, the Surviving Fund that:
(a)    The Target Fund is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware, and has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement. Each of the Target Fund’s wholly-owned and majority-owned subsidiaries are duly formed and validly existing under the laws of the State of its organization and is in good standing in the State of its organization, and has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement, as applicable.
(b)    The Target Fund is a non-diversified, closed-end management investment company that has elected to be regulated as BDC under the 1940 Act, and such election has not been revoked or rescinded and is in full force and effect. From the inception of its operations to the date hereof, the Target Fund has been in compliance in all material respects with the applicable provisions of the 1940 Act and the rules promulgated thereunder by the SEC, except as previously disclosed in writing to the Surviving Fund. The Target Fund’s investment operations from the inception of its operations to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its applicable private placement memorandum, annual report to shareholders, if applicable, or other public document filed with the SEC, except as previously disclosed in writing to the Surviving Fund.

(c)    No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Target Fund of the transactions contemplated herein, except (i) such as have been obtained or will be obtained under the 1933 Act, the 1934 Act, and the 1940 Act, and (ii) such as may be required by state securities laws.
(d)    The Target Fund is not, and the execution, delivery and performance of this Agreement by the Target Fund will not result, in violation of the laws of the State of Delaware or of the Amended and Restated Certificate of Incorporation, as amended, of the Target Fund or the Bylaws, as amended, of the Target Fund, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Target Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Target Fund will not result in the acceleration of any obligation, or the imposition of any fee, payment or penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Target Fund is a party or by which it is bound, except for those amounts paid or payable with respect to the Target Fund’s required termination of contracts, as listed on Schedule A-1.
(e)    The Target Fund has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Target Fund Board, and this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto. The Target Fund Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Target Fund duly called and held or by unanimous written consent and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the terms of the Merger are in the best interests of the Target Fund and will not result in the dilution of the interests of any its shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Target Fund’s shareholders for adoption at the Target Fund Shareholder Meeting; and (iv) resolved to recommend that the Target Fund’s shareholders approve the Target Fund Matters (such recommendation, the “Target Fund Recommendation”).
(f)    At the Closing Date, the Target Fund will have good and marketable title to its assets held immediately before the Closing Date, which are free and clear of any material liens, pledges or encumbrances except those previously disclosed to the Surviving Fund.
(g)    No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Target Fund or any properties or assets held by it. The Target Fund knows of no facts that might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
(h)    There are no material contracts outstanding to which the Target Fund is a party that have not been disclosed in the Target Fund’s filings with the SEC or that have not otherwise been disclosed to the Surviving Fund prior to the date hereof.
(i)    The financial statements, including the consolidated statements of assets and liabilities, statements of operations, statements of changes in net assets and schedules of investments, of the Target Fund as of March 31, 2023 and for the fiscal year ended December 31, 2022, including the related notes, copies of which have been furnished to the Surviving Fund, fairly present in all material respects the financial condition, results of operations, cash flows and changes in net assets of the Target Fund as of such date and for such period then ended in accordance with GAAP consistently applied (except that unaudited financial statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), and the Target Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above, or those incurred in the ordinary course of its business, since March 31, 2023 and those incurred or to be incurred in connection with the Merger. Such financial statements of the Target Fund for the fiscal year ended December 31, 2022 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm to the Target Fund.
(j)    As of the Closing Date, the Target Fund will advise the Surviving Fund in writing of all known material liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued.
(k)    The Target Fund has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid or made provision for the payment of all material Taxes shown thereon as arising, and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith and have been adequately reserved against under GAAP. No material Tax Return of the Target Fund is currently under examination by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Target Fund for which the Target Fund does not have reserves that are adequate under GAAP.
(l)    As of immediately prior to the Effective Time, the Target Fund will have full right, power and authority to effect the transfer of, directly or indirectly, the Investments (as defined below) and any other assets and liabilities of the Target Fund to be transferred to the Surviving Fund pursuant to this Agreement, except as otherwise specified in this Agreement. Immediately prior to the Effective Time, the Target Fund will own the Investments and any such other assets subject to no encumbrances, liens or security interests in favor of any third party creditor of the Target Fund other than those that have been previously disclosed to the Surviving Fund, and without any restrictions upon the transfer thereof, including such restrictions as might arise under the 1933 Act. As used in this Agreement, the term “Investments” shall mean the Target Fund’s direct or indirect investments shown on the schedule of its investments as of March 31, 2023 referred to in Section 3.2(i) hereof, as supplemented with such changes as the Target Fund shall make after March 31, 2023, which changes shall be disclosed to the Surviving Fund in an updated schedule of investments, and changes resulting from stock dividends, stock splits, mergers and similar corporate actions through the Closing Date.
(m)    The books and records of the Target Fund made available to the Surviving Fund are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Target Fund.
(n)    No agent, broker, finder or investment or commercial banker, or other person or firm engaged by or acting on behalf of the Target Fund in connection with the negotiation, execution or performance of this Agreement or any other agreement contemplated hereby, or the consummation of the transactions contemplated hereby, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of the consummation of such transactions.
(o)    The Proxy Statement, on the effective date of the Proxy Statement, at the time of the Target Fund Shareholder Meeting and the Surviving Fund Shareholder Meeting and at the

Closing Date, insofar as it relates to the Target Fund (i) shall have complied or will comply in all material respects with the provisions of the 1934 Act and the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this Section 3.2(o) shall apply only to statements in, or omissions from, the Proxy Statement made in reliance upon and in conformity with information furnished by the Surviving Fund for use in the Proxy Statement.
(p)    The Target Fund has made a valid election to be treated as a RIC under the Code, has qualified for treatment as a RIC for each of its taxable years since the date of such election, has satisfied the distribution requirements imposed by Section 852(a) of the Code for each of such taxable years, and intends to qualify for treatment as a RIC under the Code for its taxable year ending on the Closing Date.
(q)    None of the Target Fund or any of its affiliates or subsidiaries or any of its or their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants or other advisors, representatives or agents (collectively, “Representatives”) is engaged in any discussions or negotiations with any person as of the execution of this Agreement with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal.
4COVENANTS
4.1    Operations in the Normal Course.
(a)    The Target Fund covenants to operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business includes, but is not limited to, capital calls, loan originations, purchases and sales of portfolio securities and the declaration and payment of customary distributions (including any Tax Dividend). Notwithstanding the foregoing, the Target Fund will manage its portfolio with the same approximate level of trading, turnover and leverage consistent with past practice, except to the extent discussed in advance with the Surviving Fund.
(b)    The Target Fund will provide required notice to the counterparties, or enter into amendments or termination agreements, with respect to those contracts listed on Schedule A-1 sufficient to terminate those contracts with respect to the Target Fund as of the Effective Time.
4.2    Shareholder Meetings.
(a)    The Target Fund and the Surviving Fund will mutually cooperate, using reasonable best efforts, to expeditiously prepare the Proxy Statement in preliminary form and file it with the SEC as soon as reasonably practicable. Each of the Target Fund and the Surviving Fund shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments. The Proxy Statement shall include the Surviving Fund Recommendation and, except to the extent that the Target Fund Board shall have effected an Adverse Recommendation Change as permitted by Section 4.11, the Proxy Statement shall include the Target Fund Recommendation. The Proxy Statement will comply in all material respects with the applicable provisions of Section 14(a) of the 1934 Act, and the rules and regulations, respectively, thereunder. The Target Fund and the Surviving Fund will provide the materials and information necessary to prepare the Proxy Statement, for inclusion therein, in connection with the meeting of the Target

Fund’s shareholders to consider the approval of the Target Fund Matters (the “Target Fund Shareholder Meeting”) and the meeting of the Surviving Fund’s shareholders to consider the approval of the Surviving Fund Matters (the “Surviving Fund Shareholder Meeting”). If, at any time prior to the Effective Time, the Target Fund or the Surviving Fund becomes aware of any untrue statement of material fact or omission to state a material fact required to be stated in the Proxy Statement or necessary to make the statements made not misleading in light of the circumstances under which they were made, the Target Fund or the Surviving Fund, as applicable, shall notify the other party, and the Target Fund and the Surviving Fund shall cooperate in promptly preparing, filing and clearing with the SEC and, if appropriate, distributing to the Target Fund’s shareholders and the Surviving Fund’s shareholders appropriate disclosure with respect to the item.
(b)    As soon as reasonably practicable following the date on which the definitive version of the Proxy Statement is first mailed to the Target Fund’s shareholders, unless the Target Fund Board has withdrawn the Target Fund Recommendation in compliance with Section 4.11, the Target Fund shall hold the Target Fund Shareholder Meeting, and shall submit to its shareholders at the Target Fund Shareholder Meeting the Target Fund Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its shareholders in order to carry out the transactions contemplated herein. The Target Fund shall use reasonable best efforts to obtain from the Target Fund’s shareholders their approval of the Target Fund Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 4.11, by providing to the Target Fund’s shareholders the Target Fund Recommendation.
(c)    As soon as reasonably practicable following the date on which the definitive version of the Proxy Statement is first mailed to the Surviving Fund’s shareholders, the Surviving Fund shall hold the Surviving Fund Shareholder Meeting, and shall submit to its shareholders at the Surviving Fund Shareholder Meeting the Surviving Fund Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its shareholders in order to carry out the transactions contemplated herein. The Surviving Fund shall use reasonable best efforts to obtain from the Surviving Fund’s shareholders their approval of the Surviving Fund Matters, on the terms and conditions set forth in this Agreement, including by providing to the Surviving Fund’s shareholders the Surviving Fund Recommendation.
(d)    From and after the date hereof, the Target Fund and the Surviving Fund will reasonably cooperate with respect to fees, expenses, budgets and strategy regarding the proxy solicitation.
(e)    The Target Fund and the Surviving Fund will provide the other party and its Representatives reasonable access to accurate information with regard to the proxy solicitation process including, but not limited to, costs, interim voting results and solicitation communications.
(f)    The Target Fund and the Surviving Fund will provide the other party all reports from any proxy solicitation agent as soon as reasonably practicable after such reports are made available to the Target Fund or the Surviving Fund, as applicable.
4.3    Regulatory Filings.
(a)    Subject to the provisions of this Agreement, the Target Fund and the Surviving Fund will each take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the other party’s obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions. In furtherance (but not in limitation) of the foregoing, each of the Target Fund and the Surviving Fund shall as promptly as practicable file any required applications, notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(b)    The Surviving Fund will obtain the approvals and authorizations required of it by the 1933 Act and the 1940 Act and such state securities laws as it may deem appropriate in order to continue with its operations after the Closing Date.
(c)    The Target Fund will obtain the approvals and authorizations required of it by the 1933 Act and the 1940 Act and such state securities laws as it may deem appropriate to consummate the Merger, and take all other actions reasonably necessary to obtain any approvals required to complete the transactions contemplated by this Agreement.
4.4    Preservation of Assets. The Surviving Fund agrees that it has no plan or intention to sell or otherwise dispose of the assets of the Target Fund to be acquired in the Merger, except for dispositions made in the ordinary course of business.
4.5    Tax Matters.
(a)    Each of the Surviving Fund and Target Fund agrees that by the Closing Date all of their respective Tax Returns required to be filed on or before such date shall have been filed and all Taxes shown as due on such Tax Returns shall either have been paid or adequate liability reserves shall have been provided for the payment of such Taxes.
(b)    Without limiting the foregoing, the Surviving Fund will file all Tax Returns of the Target Fund and the Surviving Fund (including as successor-by-merger to the Target Fund after the Closing) due on or after the Closing Date, provided, that, with respect to any Tax Return filings made by the Target Fund after the date of this Agreement and before the Closing, the Surviving Fund shall have the right to review and approve such Tax Returns (such approval shall be timely provided and shall not be unreasonably withheld by the Surviving Fund) and the Surviving Fund shall be provided with a reasonable amount of review time before the submission of those filings and, provided, further, that for any Tax Returns filed after the Closing by the Surviving Fund as successor-by-merger with respect to the Target Fund for periods before the Merger, the Target Fund agrees to provide the information and certifications to the Surviving Fund as agreed by the parties in writing.
(c)    Each of the Surviving Fund and the Target Fund shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes for pre-Closing Tax periods.
(d)    Prior to the Effective Time, the Target Fund shall, if necessary, declare a Tax Dividend with respect to all taxable years ending on or prior to the Closing Date. After the Effective Time, the Surviving Fund, on behalf of the Target Fund, will distribute to the former shareholders of the Target Fund any such Tax Dividend that was declared, but not paid, by the Target Fund.
(e)    The Surviving Fund agrees to retain for a period of seven years following the Closing Date all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Target Fund for its final taxable year and for all prior taxable periods.
(f)    Any information obtained under this Section 4.5 shall be kept confidential except as otherwise may be necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

4.6    Shareholder List. Prior to the Closing Date, the Target Fund shall have made arrangements with its transfer agent to deliver to the Surviving Fund a list of the names and addresses of all of the holders of record of Target Fund Common Shares on the Closing Date and the respective number of Target Fund Common Shares owned by each such shareholder, certified by an executive officer of the Target Fund to the best of his or her knowledge and belief.
4.7    [Reserved.]
4.8    RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of the Target Fund and the Surviving Fund shall not, and shall not permit any of its subsidiaries to, directly or indirectly, without the prior written consent of the other party, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Target Fund or the Surviving Fund (as applicable) to fail to qualify as a RIC under the Code.
4.9    Withdrawal of Election to be Regulated as a BDC. The Surviving Fund undertakes that, if the Merger is consummated, it will file, or cause its agents to file, a notification of withdrawal of the Target Fund’s election to be subject to Sections 55 through 65 of the 1940 Act filed pursuant to Section 54(c) of the 1940 Act.
4.10    No Solicitation. Prior to the Effective Time, subject to Section 4.11, the Target Fund shall not, and shall cause its affiliates, subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer with respect to any Takeover Proposal; (ii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any person (other than the Surviving Fund or its affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iii) cause or permit the Target Fund to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other contract (each, an “Alternative Acquisition Agreement”), except for an Acceptable Confidentiality Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, or is in connection with, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant (x) any approval pursuant to any Takeover Statute to any person (other than the Surviving Fund or its affiliates) or with respect to any transaction (other than the transactions contemplated herein) or (y) unless required by applicable duties, any waiver or release under any standstill or any similar agreement with respect to equity securities of the Target Fund; provided, however, that notwithstanding the foregoing, the Target Fund (A) may inform persons of the provisions contained in this Section 4.10 and (B) shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of the Target Fund in order to allow such third party to confidentially submit a Takeover Proposal.
4.11    Takeover Proposals.
(a)    If, on or after the date of this Agreement and at any time prior to the time the approval of the Target Fund’s shareholders with respect to the Target Fund Matters is obtained: (i) the Target Fund receives an unsolicited bona fide Takeover Proposal (under circumstances in which the Target Fund has complied in all material respects with the provisions of Section 4.10) and (ii) the Target Fund Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the Target Fund directors under applicable law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Target Fund may engage in negotiations or discussions with such person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a person who has made such Takeover Proposal if the Target Fund (A) receives from such person an executed confidentiality agreement with customary terms (including a standstill) (an “Acceptable Confidentiality Agreement”) and (B) provides the Surviving Fund a copy of all such information that has not previously been delivered to the Surviving Fund simultaneously with delivery to such person (or such person’s Representatives or affiliates).
(b)    The Target Fund shall as promptly as reasonably practicable (and in any event within twenty-four hours after receipt): (i) notify the Surviving Fund in writing of any request for information, Takeover Proposal or inquiry and the terms and conditions of such request, Takeover Proposal or inquiry and (ii) provide to the Surviving Fund copies of any written materials received by the Target Fund or its affiliates or Representatives in connection with any of the foregoing, and the identity of the person (or group of persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Target Fund agrees that it shall keep the Surviving Fund informed on a reasonably current basis of the status and the material terms and conditions of any such request, Takeover Proposal or inquiry and keep the Surviving Fund informed on a reasonably current basis of any information requested of or provided by the Target Fund and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.
(c)    Except as expressly permitted by this Section 4.11(c), neither the Target Fund nor the Target Fund Board shall: (i)(A) withdraw or qualify (or modify or amend in a manner adverse to the Surviving Fund), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to the Surviving Fund), the approval, adoption, recommendation or declaration of advisability by the Target Fund Board of the Target Fund Matters, including the Target Fund Recommendation, or (B) take any action or make any statement, filing or release, in connection with the Target Fund Shareholder Meeting or otherwise, inconsistent with the Target Fund Recommendation (any action described in the preceding clauses (A) and (B) referred to as an “Adverse Recommendation Change”), or (ii) cause or permit the Target Fund to execute or enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or resolve, agree or propose to take any such actions. Notwithstanding the immediately preceding sentence, at any time prior to the time the approval of the Target Fund’s shareholders with respect to the Target Fund Matters is obtained, in respect of a Superior Proposal received by the Target Fund after the date of this Agreement on an unsolicited basis (under circumstances in which the Target Fund has complied in all material respects with the provisions of Section 4.10), if the Target Fund Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be a breach of the standard of conduct applicable to the Target Fund directors under applicable law, the Target Fund Board may (i) effect an Adverse Recommendation Change or (ii) cause or permit the Target Fund to terminate this Agreement in accordance with Section 11.4 and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that the Target Fund Board shall not take the actions described in the preceding clauses (i) or (ii) until and unless the Target Fund has:
(i)    promptly provided to the Surviving Fund a written notice (a “Notice of a Superior Proposal”) (A) advising the Surviving Fund that the Target Fund Board has received a Superior Proposal, (B) specifying in reasonable detail the material terms and conditions of such Superior Proposal, including a copy of all written materials provided to or by the Target Fund in connection with such Superior Proposal (unless previously provided to the Surviving Fund), and (C) identifying the person making such Superior Proposal;
(ii)    after providing such notice and prior to effecting such Adverse Recommendation Change or terminating this Agreement pursuant to Section 11.4, the Target Fund has cooperated and negotiated in good faith with the Surviving Fund (to the extent the Surviving Fund desires to negotiate) during the five calendar day period (such period, the “Notice Period”) following the Surviving Fund’s receipt of the Notice of a Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new Notice Period (which, subsequent to the initial Notice Period, shall be reduced to two calendar days rather than five calendar days)) to make such adjustments in the terms and conditions of this Agreement that the Target Fund Board determines, in good faith after consultation with its outside legal counsel and financial advisor, would obviate the need for the Target Fund to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 11.4; and
(iii)    following the end of the Notice Period and prior to such action, the Target Fund Board has determined, in its reasonable good faith judgment after consultation with its outside legal counsel and financial advisor, and after giving effect to any proposed adjustments to the terms of this Agreement, that (A) such Superior Proposal remains a Superior Proposal and (B) the failure to take such action would be reasonably likely to be a breach of the standard of conduct applicable to the Target Fund directors under applicable law.
(d)    Nothing contained in this Agreement shall be deemed to prohibit the Target Fund from (i) complying with its disclosure obligations under applicable U.S. federal or state law with regard to any Takeover Proposal or (ii) making any disclosure to the Target Fund’s shareholders if, after consultation with its outside legal counsel, the Target Fund determines that such disclosure would be required under applicable law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the 1934 Act) shall be deemed to be an Adverse Recommendation Change unless the Target Fund Board expressly publicly reaffirms the Target Fund Recommendation (A) in such communication or (B) within three business days after being requested in writing to do so by the Surviving Fund.
5CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE TARGET FUND
The obligations of the Target Fund to consummate the transactions provided for herein shall be subject, at the Target Fund’s election, to the following conditions:
5.1    Certificates and Statements by the Surviving Fund. The Surviving Fund shall have furnished to the Target Fund a certificate signed by its Chief Executive Officer, Chief Financial Officer or President (or any Vice President), dated the Closing Date, certifying that as of the Closing Date, all representations and warranties made by the Surviving Fund in this Agreement are true and correct in all material respects as if made at and as of such date and the Surviving Fund has materially complied with all of the agreements and materially satisfied all of the conditions on its part to be performed or satisfied at or prior to such dates.
5.2    Merger Litigation. There shall be no material litigation pending or threatened that claims the proposed Merger is not permitted or authorized, was not validly approved or otherwise would not be valid or legally consummated.

6CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SURVIVING FUND
The obligations of the Surviving Fund to consummate the transactions provided for herein shall be subject, at the Surviving Fund’s election, to the following conditions:
6.1    Certificates and Statements by the Target Fund.
(a)    The Target Fund shall have furnished a certificate executed by its Chief Executive Officer, Chief Financial Officer or President (or any Vice President) and its Treasurer, dated the Closing Date, certifying that there has been no material adverse change in its financial position since March 31, 2023, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.
(b)    The Target Fund shall have furnished to the Surviving Fund a certificate signed by its Chief Executive Officer, Chief Financial Officer or President (or any Vice President), dated as of the Closing Date, certifying that as of the Closing Date, all representations and warranties made by the Target Fund in this Agreement are true and correct in all material respects as if made at and as of such date and that the Target Fund has materially complied with all of the agreements and materially satisfied all of the conditions on its part to be performed or satisfied at or prior to such date.
6.2    Merger Litigation. There shall be no material litigation pending or threatened that claims the proposed Merger is not permitted or authorized, was not validly approved or otherwise would not be valid or legally consummated.
6.3    Custodian’s Certificate. The Target Fund’s custodian shall have delivered to the Surviving Fund a certificate identifying all of the assets of the Target Fund held or maintained by such custodian as of the Determination Date.
6.4    Books and Records. The Target Fund’s transfer agent shall have provided to the Surviving Fund (i) the originals or true copies of all of the records of the Target Fund in the possession of such transfer agent as of the Closing Date, (ii) a certificate setting forth the number of Target Fund Common Shares outstanding as of the Closing Date, and (iii) the name and address of each holder of record of Target Fund Common Shares and the number of Target Fund Common Shares held of record by each such shareholder.
6.5    Net Asset Value Determination. The determination of the Closing Target Fund Net Asset Value shall have been completed in accordance with Section 2.2.
7FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF SURVIVING FUND AND TARGET FUND
If any of the conditions set forth below have not been satisfied on or before the Closing Date each of Target Fund and the Surviving Fund shall be entitled, at its option, to refuse to consummate the transactions contemplated by this Agreement provided that the terminating party has used its reasonable commercial efforts to satisfy its obligations and the conditions set forth in this Agreement:
7.1    No Injunctions or Restraints; Illegality.
(a)    The SEC shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted or threatened to institute any proceeding seeking to enjoin consummation of the Merger under Section 25(c) of the 1940 Act, and no other legal, administrative or other proceeding shall be instituted or threatened which would materially affect the financial condition of the Target Fund or would prohibit the Merger.
(b)    On the Closing Date, no court or governmental agency of competent jurisdiction shall have issued any order that remains in effect and that restrains or enjoins the Target Fund or the Surviving Fund from completing the transactions contemplated by this Agreement.
(c)    On the Closing Date, no law shall be in effect that restrains or enjoins the Target Fund or the Surviving Fund from completing the transactions contemplated by this Agreement.
7.2    Consents. All of the consents of other parties referenced on Schedule A-2 have been obtained, or the applicable contract has been terminated in respect of the Target Fund without cost to the Target Fund, the Surviving Fund or any of the Surviving Fund’s affiliates.
7.3    Regulatory Orders. The Surviving Fund shall have received from any relevant state securities administrator such order or orders as are reasonably necessary or desirable under the 1933 Act, the 1934 Act, the 1940 Act, and any applicable state securities laws in connection with the transactions contemplated hereby, and that all such orders shall be in full force and effect.
7.4    Shareholder Approvals. (a) The Target Fund Matters shall have been approved by at least a majority of the outstanding Target Fund Common Shares entitled to vote thereon at the Target Fund Shareholder Meeting (the “Target Fund Requisite Vote”), and (b) the Surviving Fund Matters shall have been approved by at least a majority of the outstanding common shares of beneficial interest, par value $0.001 per share, of the Surviving Fund entitled to vote thereon at the Surviving Fund Shareholder Meeting (the “Surviving Fund Requisite Vote”).
8EXPENSES AND TRANSFER TAXES
8.1    Payment of Expenses. Notwithstanding the provisions of Section 11.5, all reasonable third party expenses associated with the negotiation, preparation and execution of this Agreement and documents in furtherance of the transactions contemplated hereby shall be borne by the Surviving Fund.
8.2    Transfer Taxes. Other than Taxes imposed upon holders of Target Fund Common Shares, the Surviving Fund will pay all (a) transfer, stamp and documentary Taxes and (b) sales, use, gains, real property transfer and other similar Taxes, in each case arising out of or in connection with this Agreement.
9COOPERATION FOLLOWING CLOSING DATE
In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party. The Target Fund acknowledges and agrees that from and after the Closing Date, the Surviving Fund shall be entitled to possession of all documents, books, records, agreements and financial data of any sort pertaining to the Target Fund.
10ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES AND AGREEMENTS
10.1    Entire Agreement. The Surviving Fund and the Target Fund agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement and the other documents delivered in connection with this Agreement constitute the entire agreement between the parties.

10.2    Survival of Warranties and Agreements. The covenants to be performed after the Closing by the Surviving Fund shall survive the Closing. All other representations, warranties and covenants to be performed prior to or at the Closing contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder and shall terminate on the Closing.
11TERMINATION AND WAIVERS
11.1    Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing Date by mutual agreement of the Target Fund and the Surviving Fund.
11.2    Termination by Surviving Fund or Target Fund. This Agreement may be terminated by either the Target Fund or the Surviving Fund at its option at or prior to the Closing Date because:
(a)    of a material breach by the other party of any representation, warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing Date; provided, that such other party shall have been given a period of thirty days from the date of notice of such breach to cure such breach and shall have failed to do so;
(b)    the Effective Time does not occur on or prior to May 19, 2024;
(c)    any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 11.2(c) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied;
(d)    the shareholders of the Target Fund shall have failed to approve the Target Fund Matters by the Target Fund Requisite Vote at the Target Fund Shareholder Meeting; or
(e)    the shareholders of the Surviving Fund shall have failed to approve the Surviving Fund Matters by the Surviving Fund Requisite Vote at the Surviving Fund Shareholder Meeting.
11.3    Termination by Surviving Fund. This Agreement may be terminated by the Surviving Fund at its option at or prior to the Closing Date if:
(a)    prior to obtaining approval of the Target Fund Matters by the shareholders of the Target Fund (A) an Adverse Recommendation Change shall have occurred, (B) the Target Fund shall have entered into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (C) the Target Fund shall have failed to include in the Proxy Statement the Target Fund Recommendation, (D) a Takeover Proposal is publicly announced and the Target Fund fails to issue, within ten business days after such Takeover Proposal is announced, a press release that reaffirms the Target Fund Recommendation or (E) a tender or exchange offer relating to any Target Fund Common Shares shall have been commenced by a third party and the Target Fund shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Target Fund Board recommends rejection of such tender or exchange offer; or
(b)    the Target Fund breaches, in any material respect, its obligations under Section 4.10 or Section 4.11.

11.4    Termination by Target Fund. This Agreement may be terminated by the Target Fund prior to the time the approval of the Target Fund’s shareholders with respect to the Target Fund Matters is obtained, if (a) the Target Fund is not in material breach of any of the terms of this Agreement, (b) the Target Fund Board authorizes the Target Fund, subject to complying with the terms of this Agreement (including Section 4.11(c)), to enter into, and the Target Fund enters into, an Alternative Acquisition Agreement with respect to a Superior Proposal and (c) the third party that made such Superior Proposal, prior to such termination, pays to the Surviving Fund in immediately available funds any fees required to be paid pursuant to Section 11.5.
11.5    Termination Fee.
(a)    If this Agreement is terminated:
(i)    by the Target Fund pursuant to Section 11.4, then, prior to, and as a condition to such termination, the Target Fund shall cause the third party that made the applicable Superior Proposal (or its designee) to pay the Surviving Fund, subject to applicable law, a non-refundable fee in an amount equal to $5.9 million, which is equal to approximately 3.0% of the net asset value of the Target Fund as of March 31, 2023 (the “Termination Fee”) as liquidated damages and full compensation hereunder; or
(ii)    by the Surviving Fund or the Target Fund pursuant to Sections 11.2(b) or 11.2(d) or the Surviving Fund pursuant to Section 11.2(a) (solely to the extent that the Target Fund has committed a willful or intentional breach), and (A) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Sections 11.2(a) or 11.2(b), prior to the date of such termination and (2) with respect to any termination pursuant to Section 11.2(d), prior to the time of the duly held Target Fund Shareholder Meeting, and (B) the Target Fund enters into a definitive contract with respect to such Takeover Proposal within nine months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such nine-month period), then, within two business days after the date that such Takeover Proposal is consummated, the Target Fund shall cause the third party that made such Takeover Proposal (or its designee) to pay the Surviving Fund, subject to applicable law, the Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 11.5(a)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Annex A, except that references to “25%” will be deemed to be references to “50%.”
The Termination Fee shall be paid by wire transfer of immediately available funds to the Surviving Fund or, at the election of the Surviving Fund, to one of its subsidiaries, to an account designated in writing to the Target Fund by the Surviving Fund if the Surviving Fund shall have furnished to the Target Fund wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the Termination Fee becomes payable and is paid pursuant to this Section 11.5(a), the Termination Fee shall be the Surviving Fund’s sole and exclusive remedy for monetary damages under this Agreement.
(b)    The parties acknowledge that the agreements contained in this Section 11.5 are an integral part of the transactions contemplated hereby, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 11.5 do not constitute a penalty.
11.6    Effect of Termination. In the event of termination of this Agreement by either the Target Fund or the Surviving Fund as provided in this Article 11, this Agreement shall forthwith become void and have no effect, and none of the Surviving Fund, the Target Fund, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated here, except that Articles 10 through 15 (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the transactions contemplated herein when such party was obligated to do so in accordance with the terms hereof.
11.7    Waiver. At any time before the Closing Date, any of the terms or conditions of this Agreement may be waived by either the Target Fund Board or the Surviving Fund Board (whichever is entitled to the benefit thereof) to the extent legally allowed, and if, in the judgment of such board after consultation with fund counsel, such action or waiver will not have a material adverse effect on the benefits intended in this Agreement to the shareholders of their respective fund, on behalf of which such action is taken. The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
12MATERIAL PROVISIONS
All covenants, agreements, representations and warranties made under this Agreement and any certificates delivered pursuant to this Agreement shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.
13AMENDMENTS
This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of the Target Fund and the Surviving Fund at any time before or after approval of the Target Fund Matters by the Target Fund’s shareholders or the Surviving Fund Matters by the Surviving Fund’s shareholders; provided, however, that after any approval of the Target Fund Matters by the Target Fund’s shareholders or the Surviving Fund Matters by the Surviving Fund’s shareholders, there may not be, without further approval of the applicable party’s shareholders, any amendment of this Agreement that requires such further approval under applicable law.
14NOTICES
Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., email), personal service or prepaid or certified mail addressed to the Surviving Fund or the Target Fund, at its address set forth in the preamble to this Agreement, in each case to the attention of its Chief Executive Officer or President.
15MISCELLANEOUS
15.1    Enforceability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.2    Headings. The Section and Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
15.3    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
15.4    Governing Law and Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware. Each of the parties hereto: (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Superior Court of the State of Delaware)) with respect to all proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (b) irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and irrevocably and unconditionally waives the defense of an inconvenient forum with respect to such a proceeding in such courts and (c) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
15.5    Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer.
AG TWIN BROOK BDC, INC.
By:    /s/ Terrence Walters
Name:    Terrence Walters
Title:    Chief Financial Officer and Treasurer
AG TWIN BROOK CAPITAL INCOME FUND
By:    /s/ Terrence Walters
Name:    Terrence Walters
Title:    Chief Financial Officer and Treasurer

[Signature Page to Agreement and Plan of Merger]

ANNEX A
Certain Definitions

“Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, the Target Fund or any of its subsidiaries or by any of their respective affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of the Target Fund or more than 75% of the assets of the Target Fund on a consolidated basis (i) on terms which the Target Fund Board determines in good faith to be superior for the shareholders of the Target Fund (in their capacity as shareholders), taken as a group, from a financial point of view as compared to the transactions contemplated herein (after giving effect to any alternative proposed by the Surviving Fund in accordance with Section 4.11(c)), (ii) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (iii) in respect of which any required financing has been determined in good faith by the Target Fund Board to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.
“Surviving Fund Matters” means (i) the approval of the Merger and (ii) any other matters required to be approved or adopted by the shareholders of the Surviving Fund in order to effect the Merger.
“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any person or group of persons (other than the Surviving Fund or any of its affiliates) (i) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Target Fund or any of the Target Fund’s subsidiaries, as applicable, or (ii) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (a) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of the Target Fund and the Target Fund’s subsidiaries, taken as a whole, or (b) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, the Target Fund or in any of the Target Fund’s subsidiaries, in each case, other than the transactions contemplated herein.
“Takeover Statutes” mean any restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law.
“Target Fund Matters” means (i) the approval of the Merger and (ii) any other matters required to be approved or adopted by the shareholders of the Target Fund in order to effect the Merger.
“Target Fund Per Share NAV” means the quotient of (i) the Closing Target Fund Net Asset Value divided by (ii) the number of Target Fund Common Shares issued and outstanding as of the Determination Date.
“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign, including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a
[Annex A]

separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to the Target Fund’s shareholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.
“Tax Return” means (i) any report, return, form, information statement, declaration or filing required or permitted to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, and any amendments thereof or attachments thereto including, where permitted or required, consolidated, combined or unitary returns for any group of entities and (ii) any Form 1099 or other information report required to be supplied to shareholders or other payment recipients with respect to Taxes.

SCHEDULE A-1

[Schedule A-1]

SCHEDULE A-2

[Schedule A-2]